UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

KaloBios Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 250
Brisbane, CA  94005-1878
 (Address of principal executive offices, including zip code)

(650) 243-3100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Designation of Morgan Lam as Chief Scientific Officer

On September 13, 2016, the Board of Directors (the “Board”) of KaloBios Pharmaceuticals, Inc. (the “Company”) appointed Morgan Lam, formerly the Chief Operating Officer of the Company, as the Company’s  Chief Scientific Officer.  The change in Mr. Lam’s position was in recognition of Mr. Lam’s role in the Company’s scientific efforts in pursuit of its product candidates.

Employment Agreement with Dr. Durrant

Also on September 13, 2016, the Company entered into a new employment agreement with Cameron Durrant, MD, the Company’s chairman and chief executive officer (the “Agreement”).  The Agreement provides for an initial annual base salary for Dr. Durrant of $600,000 as well as eligibility for an annual bonus targeted at 60% of his salary based on the achievements of objectives set and agreed to by the Board. For 2016, Dr. Durrant’s bonus opportunity will be pro-rated for the period commencing July 1, 2016 and ending on December 31, 2016. Dr. Durrant is entitled to participate in the Company’s benefit plans available to other executives, including its retirement plan and health and welfare programs. The Agreement also provides for an award of stock options to purchase 1,043,022 shares of the Company’s common stock, which option was granted on September 13, 2016.  Dr. Durrant’s option will vest and become exercisable in 12 equal quarterly installments beginning on December 13, 2016.

Under the Agreement, Dr. Durrant is entitled to receive certain benefits upon termination of employment under certain circumstances.  If the Company terminates Dr. Durrant’s employment for any reason other than “Cause”, or if Dr. Durrant resigns for “Good Reason” (each as defined in the Agreement), Dr. Durrant will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Dr. Durrant under the agreement for the year prior to the year of termination, pro-rated based on the portion of the year Dr. Durrant was employed by the Company during the year of termination.

The Agreement additionally provides that if Dr. Durrant resigns for Good Reason or the Company or its successor terminates his employment within the three month period prior to and the 12 month period following a Change in Control (as defined in the Agreement), the Company must pay or cause it successor to pay Dr. Durrant a lump sum cash payment equal to two times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Dr. Durrant for the year preceding the Change in Control or, if no bonus had been received, at minimum 50% of the target bonus.  In addition, upon such a resignation or termination, all outstanding stock options held by Dr. Durrant will immediately vest and become exercisable.

Amendment to 2012 Equity Incentive Plan

Finally on September 13, 2016, the Board of Directors of the Company approved an amendment to the Company’s 2012 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under the Plan by 3,000,000 shares and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the Plan from 125,000 to 1,100,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: September 19, 2016